Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
PEOPLESUPPORT TO MERGE WITH ESSAR SERVICES (MAURITIUS), A WHOLLY
OWNED SUBSIDIARY OF AEGIS BPO
Combination to Create Global BPO Leader
LOS ANGELES, CA and MUMBAI, INDIA (August 4, 2008) – Aegis BPO, a leading global business process outsourcing (BPO) provider and part of Essar Group, one of India’s largest and fastest growing business conglomerates with an estimated enterprise value of over $50 billion, and PeopleSupport, Inc. (Nasdaq: PSPT), a leading offshore BPO provider, today announced a definitive agreement to merge through Essar Services (Mauritius), its wholly owned subsidiary through a cash transaction with an aggregate equity value of approximately $250 million. This strategic combination has been unanimously approved by the Boards of Directors of both companies.
Under the terms of the agreement, Aegis BPO will pay PeopleSupport stockholders $12.25 per share in cash through Essar Services (Mauritius), which represents a premium of approximately 29% over PeopleSupport’s closing share price on August 1, 2008, the last trading day prior to today’s announcement, and a premium of approximately 42% over the weighted average trading price of the Company’s shares during the previous 30 trading days.
Following the merger, Aegis BPO will become a leader in the rapidly growing global BPO market with operations in India, the Philippines, the United States and Costa Rica. With approximately 4,000 employees in the U.S. and more than 25,000 employees in several offshore locations, Aegis BPO is well positioned to provide onshore, nearshore and offshore BPO services or a combination of customized solutions to meet client requirements. Additionally, Aegis BPO will offer and benefit from greater scale, deeper domain expertise, a comprehensive and flexible solution offering, financial strength, and a rich international talent pool.
Lance Rosenzweig, PeopleSupport CEO and Chairman, said, “PeopleSupport has pioneered the development of offshore BPO in the Philippines and Costa Rica, and we are excited to become a part of a global outsourcing leader. We believe that this combination will deliver superior value to PeopleSupport’s stockholders and customers as well as provide our employees with an opportunity to be part of a larger enterprise and to explore career opportunities in new geographies. Combining PeopleSupport and Aegis BPO, with its excellent reputation for customer service and high quality services, creates a wealth of exciting growth opportunities, as well as operational and client acquisition synergies. Our two companies share the same core values of customer satisfaction and commitment to high quality solutions. PeopleSupport’s solutions bring compelling value to an organization and Aegis’s leadership and market strength can take PeopleSupport to the next level of excellence.”
“This is a truly outstanding combination,” said Aparup Sengupta, Global CEO and Managing Director of Aegis BPO. “The addition of PeopleSupport’s high performance operations in the Philippines and Costa Rica will enable Aegis BPO to become a leader in the global BPO market. We share many common values, namely our dedication to customer excellence, thriving on innovation and building a people culture. This combination extends Aegis’ capabilities across multiple geographies and domains that is one of the key strategies of becoming a global outsourcing leader.”
Credit Suisse is acting as financial advisor to PeopleSupport and Pillsbury Winthrop Shaw Pittman LLP is providing legal advice to PeopleSupport. UBS and Edelweiss Capital are acting as financial advisor to Aegis and Shearman Sterling is providing legal support to Aegis.
The transaction is subject to several conditions including PeopleSupport stockholder approval, regulatory approval and certain other customary closing conditions, and is expected to close in the third or fourth quarter of this year. The transaction is not subject to any financing conditions.
About Aegis
Aegis BPO is today one of India’s fastest growing BPO companies with annual revenues of over USD $320 million. It is a part of the ESSAR Group which is one of India’s largest conglomerates in terms of enterprise value. Aegis BPO services some of the world’s largest corporations in the Telecom, Banking, Insurance and Healthcare verticals through its 25 delivery facilities in the U.S. and India. Aegis BPO operates over 14,000 seats and employs over 20,000 people globally. It has been recognized as being one of the largest offshore BPO companies in India and among the top 2 in the Indian domestic sector. Visit website www.aegisbpo.com.
About Essar
The Essar Group is a globally diversified conglomerate with huge business interests in Steel, Energy, Power, Communications, Shipping & Logistics, and Construction. The Essar Group has an estimated enterprise value of over USD $50 billion and employs over 38,000 people worldwide.
With a firm foothold in India, Essar is focused on global expansion with projects and investments in Canada, USA, Africa, the Middle East, the Caribbean and Asia. Visit website www.essar.com.
About PeopleSupport
PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services for global enterprise clients. From its world-class service delivery centers in the Philippines and Costa Rica, PeopleSupport offers high performance services with deep industry domain knowledge and expertise, resulting in customizable and best practice solutions. By delivering high quality services from offshore locations, PeopleSupport’s service delivery centers reduce costs, improve performance and increase revenues. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 8,000 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 8,500 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.
PeopleSupport Contacts:
Peter Hargittay
Head of Marketing & Investor Relations
Phone: 310.824.6182
Email: phargittay@peoplesupport.com
Joele Frank / Jamie Moser / Marin Kaleya
Joele Frank, Wilkinson Brimmer Katcher
Phone: 212.355.4449
Aegis Contact:
Essar Group
B. Ganesh Pai
Corporate Communications
Essar, India
Phone: +91 98197 30225
Email: gpai@essar.com
Manisha Awasthi
Telecom Group
Essar, India
Phone: +91 98339 45761
Email: mawasthi@essar.com
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